EXHIBIT 99.3

ARCHIPELAGO HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Unaudited Pro Forma Condensed Combined Statement of Financial Condition as of June 30, 2005

Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2005

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2004

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Financial Condition

June 30, 2005 (in thousands)

	Historical		Pro Forma
	Archipelago	PCX	Adjustments	Note	Combined
Assets
Current assets:
Cash and cash equivalents	$207,034	$6,750	$(90,863)	[4.1]	$122,921
Restricted cash	—	52,694	—		52,694
Archipelago shares available-for-sale	—	64,039	(64,039)	[4.2]	—
Accounts receivable, net	60,080	20,918	(13,288)	[4.3]	67,710
Deferred tax asset	—	5,959	(5,426)	[4.4]	533
Other current assets	—	—	—		—
Total current assets	267,114	150,360	(173,616)		243,858

Property and equipment, net	48,113	26,008	(7,375)	[4.8]	66,746
Goodwill	131,865	—	—		131,865
Intangible assets, net	91,356	—	19,000	[4.9]	110,356
Deferred tax asset, net	474	23,322	(3,363)	[4.4]	20,433
Other assets	9,983	1,688	(4,110)	[4.7]	7,561
Total assets	$548,905	$201,378	$(169,464)		$580,819

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$67,987	$79,110	$(13,288)	[4.3]	144,825
			11,016	[4.5]
Deferred Archipelago revenue	—	13,620	(13,620)	[4.6]	—
Other current liabilities	524	2,925	—		3,449
Total current liabilities	68,511	95,655	(15,892)		148,274

Deferred Archipelago revenue	—	10,216	(10,216)	[4.6]	—
Deferred tax liability	—	37,837	(24,111)	[4.4]	13,726
Other liabilities	—	3,544	(1,080)	[4.7]	2,464
Total liabilities	68,511	147,252	(51,299)		164,464

Equity	480,394	54,126	(118,165)	[4.16]	416,355
Total liabilities and equity	$548,905	$201,378	$(169,464)		$580,819

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2005 (in thousands, except per share data)

	Historical		Pro Forma
	Archipelago	PCX	Adjustments	Note	Combined
Revenues
Transaction fees	$230,531	$20,601	$—		$251,132
Listing fees	241	—	—		241
Market data fees	30,713	1,859	—		32,572
Data processing fees	—	—	—		—

Archipelago revenue:
Original consideration amortization	—	6,810	(6,810)	[4.10]	—
Regulatory oversight	—	3,624	(3,624)	[4.11]	—
Registered representative fees	—	(2,202)	2,202	[4.12]	—
Other	2,153	8,813	—		10,966
Total revenues	263,638	39,505	(8,232)		294,911

Expenses
Compensation	26,031	15,613	—		41,644
Liquidity payments	102,420	—	—		102,420
Routing and clearing fees	49,413	1,358	(3,624)	[4.11]	49,349
			2,202	[4.12]
Systems and communications	11,277	4,035	—		15,312
Professional services	5,657	15	—		5,672
Depreciation and amortization	10,704	6,901	—		17,605
Occupancy	2,787	2,375	—		5,162
NYSE merger costs	8,432	—	—		8,432
Selling, general and administrative	19,830	4,007	—		23,837
Total expenses	236,551	34,304	(1,422)		269,433

Income (loss) before income tax provision (benefit)	27,087	5,201	(6,810)		25,478
Income tax provision (benefit)	10,886	2,233	(2,724)	[4.14]	10,395
Net income (loss)	$16,201	$2,968	$(4,086)		$15,083

Basic earnings per share	$0.34				$0.33
Diluted earnings per share	$0.34				$0.33

Basic weighted average shares outstanding	47,185		(1,645)	[4.15]	45,540
Diluted weighted average shares outstanding	47,966		(1,645)	[4.15]	46,321

See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2004 (in thousands, except per share data)

	Historical		Pro Forma
	Archipelago	PCX	Adjustments	Note	Combined
Revenues
Transaction fees	$484,677	$33,542	$—		$518,219
Listing fees	445	—	—		445
Market data fees	56,598	3,770	—		60,368
Data processing fees	—	—	—		—

Archipelago revenue:
Original consideration amortization	—	13,620	(13,620)	[4.10]	—
Regulatory oversight	—	7,247	(7,247)	[4.11]	—
Registered representative fees	—	(4,411)	4,411	[4.12]	—
Other	1,831	15,947	—		17,778
Total revenues	543,551	69,715	(16,456)		596,810

Expenses
Compensation	42,794	30,585	—		73,379
Liquidity payments	200,655	—	—		200,655
Routing and clearing fees	129,505	3,271	(7,247)	[4.11]	129,940
			4,411	[4.12]
Systems and communications	19,598	6,023	—		25,621
Professional services	11,520	4,383	—		15,903
Depreciation and amortization	26,680	13,002	—		39,682
Occupancy	4,609	5,238	—		9,847
Selling, general and administrative	32,294	8,131	—		40,425
Total expenses	467,655	70,633	(2,836)		535,452

Income (loss) before income tax provision (benefit) and equity in income of Archipelago	75,896	(918)	(13,620)		61,358
Equity in income of Archipelago	—	(2,299)	2,299	[4.13]	—
Income tax provision (benefit)	6,956	1,027	(6,368)	[4.14]	1,615
Net income (loss)	68,940	354	(9,551)		59,743
Deemed dividend on convertible preferred shares	(9,619)	—	—		(9,619)
Net income (loss) attributable to common stockholders	$59,321	$354	$(9,551)		$50,124

Basic earnings per share	$1.47				$1.30
Diluted earnings per share	$1.38				$1.21

Basic weighted average shares outstanding	40,301		(1,645)	[4.15]	38,656
Diluted weighted average shares outstanding	42,915		(1,645)	[4.15]	41,270

See notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On January 3, 2005, Archipelago Holdings, Inc. (“Archipelago”) entered into an agreement to acquire PCX Holdings, Inc. and all of its wholly-owned subsidiaries including Pacific Exchange, Inc. and PCX Equities, Inc. (collectively “PCX”).

On September 26, 2005, Archipelago completed the acquisition of PCX Holdings for a total cost of approximately $93.9 million consisting of a $90.9 million cash payment to PCX Holdings shareholders and certain PCX Holdings employees, and approximately $3.0 million of direct costs incurred by Archipelago as part of this acquisition. The $90.9 million cash payment represented the total dollar value of 1,645,415 shares of Archipelago common stock held by the Pacific Exchange at the time of the closing, or $66.3 million, plus $24.6 million.

PCX operates an exchange for trading options as well as provides self regulatory services, including regulatory and market management services, for options and equity trading. The consummation of the PCX acquisition will enable Archipelago to offer all-electronic trading of equity securities and options products and to expand and diversify Archipelago’s business lines and products, and also results in the acquisition of the self-regulatory organization.

In July 2000, Archipelago entered into a facility services agreement with PCX, which allowed Archipelago to establish and operate the Archipelago Exchange, or ArcaEx, as the exclusive equities trading facility of PCX Equities, Inc.

2. Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to the acquisition of PCX by Archipelago. The unaudited pro forma condensed combined financial data shows the impact of the combination on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Archipelago treated as the acquiror of PCX and as if the acquisition had been completed on January 1, 2004 for statement of income purposes and on June 30, 2005 for statement of financial condition purposes.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred or financial position if the acquisition of PCX by Archipelago had been consummated during the period or as of the date for which the pro forma information is presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The unaudited pro forma condensed combined financial information is based on available information as well as certain assumptions and adjustments (as described in the notes thereto), which management believes are reasonable under the circumstances. Certain reclassifications have been made to the historical financial statements of Archipelago and PCX Holdings to conform to the presentation expected to be used by the combined entity.

The historical financial information of Archipelago as of June 30, 2005, for the year ended December 31, 2004 and for the six months ended June 30, 2005 is based upon the financial statements included in Archipelago’s Quarterly Report on Form 10-Q for the period ended June 30, 2005 and Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for each respective period.

The historical financial information of PCX as of June 30, 2005, for the year ended December 31, 2004 and for the six months ended June 30, 2005 is derived from the audited and unaudited financial statements included somewhere else in this report on Form 8-K.

3. Purchase Price

The unaudited pro forma condensed combined statement of financial condition as of June 30, 2005 reflects the allocation of the purchase price, which was recorded using management’s estimates and preliminary evaluation. The actual purchase price accounting adjustments to reflect the fair value of net assets acquired will be based on management’s final evaluation; therefore, the information provided in the unaudited pro forma condensed combined statement of financial condition is subject to change pending final allocation of the purchase price.

The following is a summary of the preliminary allocation of the total purchase price in the PCX acquisition as reflected in the unaudited pro forma condensed combined statement of financial condition as of June 30, 2005 (in thousands):

Purchase price	$90,863
Acquisition costs	3,030
Total purchase price	$93,893

Historical net assets acquired	$54,126
Reversal of deferred revenues	23,836
Write-down of fixed assets	(7,375)
National securities exchange registration intangible asset [a]	19,000
Liabilities for exit and termination costs [b]	(11,016)
Deferred tax impact of purchase accounting adjustments	15,322
Total purchase price	$93,893

[a] See Note 4.9

[b] See Note 4.5

4. Pro Forma Adjustments

[4.1]	To reduce historical cash balance by the $90.9 million purchase price in the PCX Holdings acquisition.

[4.2]	To purchase 1,645,415 shares of Archipelago common stock held by the Pacific Exchange at the time of acquisition, which are treated as treasury shares of the combined entity.

[4.3]	To eliminate intercompany receivable and payable balances.

[4.4]

To adjust the book value of acquired deferred tax assets and liabilities to their fair value. The pro forma adjustments consist in (i) eliminating deferred tax assets and liabilities recorded by PCX Holdings in connection with its May 2001 exchange facility agreement with Archipelago, (ii) setting up a deferred tax liability in relation to the fair value of the national securities exchange registration intangible asset discussed in note [4.9] below, and (iii) setting up a deferred tax asset in relation to the employee termination costs discussed in note [4.5] below.

[4.5]

To recognize liabilities primarily associated with employee terminations, including accrued severance benefits and costs related to change in control provisions of certain PCX Holdings employment contracts.

[4.6]

To eliminate the unrecognized portion of deferred revenue balances recorded by PCX Holdings in relation to its May 2001 exchange facility agreement with Archipelago. In May 2001, Archipelago acquired the right to operate as the exclusive equity trading facility of PCX Equities, including the rights to certain revenue streams comprised primarily of transaction fees, market data fees, and listing fees, for an aggregate consideration of $90.0 million. Archipelago determined that this intangible asset had an indefinite life and, as such, it is not subject to amortization. PCX Holdings deferred the recognition of a portion of the consideration over a period of five years. See also note [4.10].

[4.7]	Other miscellaneous reclassification or elimination, including elimination of intercompany balances related to a deposit made by PCX to a third party clearing corporation and funded by Archipelago.

[4.8]

To adjust the book value of PCX Holdings fixed assets, including certain software development costs capitalized under the provisions of Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” to their estimated fair market value.

[4.9]

To recognize the fair value of the Pacific Exchange’s status as a registered national securities exchange, an indefinite-lived intangible asset allowing PCX Holdings to generate market data fee revenues from options trading.

[4.10]	To reverse the revenue recognized by PCX Holdings in relation to its May 2001 exchange facility agreement with Archipelago. See also note [4.6].

[4.11]

To reverse the regulatory oversight revenue recognized by PCX Holdings and corresponding regulatory fees incurred by Archipelago. Under the terms of the facility services agreement between the Pacific Exchange, PCX Equities and Archipelago, the Pacific Exchange and PCX Equities provide certain regulatory services to Archipelago in return for regular payments as negotiated between the parties.

[4.12]

To reverse the registered representative fee revenue recognized by Archipelago (as contra routing and clearing fees) and corresponding expense recorded at PCX Holdings (as contra revenue). Under the terms of the facility services agreement between the Pacific Exchange, PCX Equities and Archipelago, the Pacific Exchange and PCX Equities forward a portion of the registered representative fees received from the National Association of Security Dealers to Archipelago.

[4.13]

To eliminate PCX Holdings’ equity in income of Archipelago for the year ended December 31, 2004. Prior to Archipelago’s conversion from an LLC to a C Corporation on August 11, 2004 and subsequent initial public offering, PCX Holdings accounted for its investment in Archipelago using the equity method of accounting.

[4.14]

To adjust the income tax provision for the effect of the pro forma adjustments based upon a combined federal, state and local corporate income tax rate of 40.0%. Deferred income tax impacts as a result of the purchase accounting adjustments were also estimated at a 40.0% blended income tax rate.

[4.15]	To adjust the weighted average shares outstanding to reflect the purchase of 1,645,415 shares of Archipelago common stock held by the Pacific Exchange at the time of acquisition.

[4.16]	As of June 30, 2005, the equity of the Archipelago and PCX Holdings combined entity consisted of the following (in thousands):

Historical equity of Archipelago	$480,394
Less: 1,645,415 shares of Archipelago common stock treated as treasury stock	(64,039)
Total equity of combined entity	$416,355